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                                                                 Exhibit 17 (vi)

                           FOUNTAIN SQUARE GOVERNMENT
                               CASH RESERVES FUND

                     (A PORTFOLIO OF FOUNTAIN SQUARE FUNDS)

                               INVESTMENT SHARES

                                  TRUST SHARES

                  COMBINED STATEMENT OF ADDITIONAL INFORMATION

The Trust Shares and Investment Shares of Fountain Square Government Cash Reserves Fund (the "Fund") represent interests in a diversified portfolio of securities. This Combined Statement of Additional Information should be read with the prospectus for Trust Shares and Investment Shares dated September 30, 1997. This Statement is not a prospectus itself. To receive a copy of the prospectus, please write the Fund or call toll-free (888) 799-5353.

FOUNTAIN SQUARE FUNDS
C/O FIFTH THIRD BANK
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45263

                       Statement dated September 30, 1997




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TABLE OF CONTENTS




GENERAL INFORMATION ABOUT THE FUND...............................................  1

INVESTMENT OBJECTIVE AND POLICIES................................................  1
       Types of Investments......................................................  1
               Variable Rate U.S. Government Securities..........................  1
       When-Issued and Delayed Delivery Transactions.............................  1
       Investment Limitations....................................................  2
               Selling Short and Buying On Margin................................  2
               Issuing Senior Securities and Borrowing Money.....................  2
               Pledging Assets...................................................  2
               Lending Cash or Securities........................................  2
               Investing in Securities of Other Investment Companies.............  2
               Investing in Illiquid Securities..................................  2

FOUNTAIN SQUARE FUNDS MANAGEMENT.................................................  3
       Officers and Trustees.....................................................  3
       Fund Ownership............................................................  4
       Trustees' Compensation....................................................  5
       Trustee Liability.........................................................  5

INVESTMENT ADVISORY SERVICES.....................................................  5
       Advisor to the Fund.......................................................  5
       Advisory Fees.............................................................  6

BROKERAGE TRANSACTIONS...........................................................  6

ADMINISTRATIVE SERVICES..........................................................  6
       Transfer Agent and Dividend Disbursing Agent..............................  7

PURCHASING SHARES................................................................  7
       Distribution Plan (Investment Shares).....................................  7
       Conversion to Federal Funds...............................................  8

DETERMINING NET ASSET VALUE......................................................  8
       Use of the Amortized Cost Method..........................................  8
               Monitoring Procedures.............................................  8
               Investment Restrictions...........................................  8

REDEEMING SHARES.................................................................  9
       Redemption in Kind........................................................  9

TAX STATUS.......................................................................  9
       The Fund's Tax Status.....................................................  9
       Shareholders' Tax Status..................................................  9
               Capital Gains..................................................... 10
       State and Local Taxes..................................................... 10

YIELD............................................................................ 10

EFFECTIVE YIELD.................................................................. 11

PERFORMANCE COMPARISONS.......................................................... 11





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GENERAL INFORMATION ABOUT THE FUND


Fountain Square Government Cash Reserves Fund (the "Fund") is a portfolio in the Fountain Square Funds (the "Trust"). The Trust was established as a Massachusetts business trust under a Declaration of Trust dated September 15, 1988.

Shares of the Fund are offered in two classes, Trust Shares and Investment Shares (individually and collectively known as "Shares"). This combined statement of additional information relates to the above-mentioned Shares of the Fund.

INVESTMENT OBJECTIVE AND POLICIES


The Fund's investment objective is to provide high current income consistent with stability of principal and liquidity. The investment objective cannot be changed without approval of shareholders. The Fund intends to limit its investments to those U.S. government securities whose interest is generally exempt from personal income tax in the various states if owned directly. However, from time to time, the Fund may also invest in other U.S. government securities if the adviser deems it advantageous to do so. Please see the "Tax Status" section of this statement of additional information.

TYPES OF INVESTMENTS

The Fund invests primarily in short-term U.S. government securities.

      VARIABLE RATE U.S. GOVERNMENT SECURITIES

      Some of the short-term U.S. government securities the Fund may purchase carry variable interest rates. These securities have a rate of interest subject to adjustment at least annually. This adjusted interest rate is ordinarily tied to some objective standard, such as the 91-day U.S. Treasury bill rate.

      Variable interest rates will reduce the changes in the market value of such securities from their original purchase prices. Accordingly, the potential for capital appreciation or capital depreciation should not be greater than the potential for capital appreciation or capital depreciation of fixed interest rate U.S. government securities having maturities equal to the interest rate adjustment dates of the variable rate U.S. government securities.

      The Fund may purchase variable rate U.S. government securities upon the determination by the Board of Trustees that the interest rate as adjusted will cause the instrument to have a current market value that approximates its par value on the adjustment date.

WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS

These transactions are made to secure what is considered to be an advantageous price or yield for the Fund. No fees or other expenses, other than normal transaction costs, are incurred. However, liquid assets of the Fund sufficient to make payment for the securities to be purchased are segregated on the Fund's records at the trade date. These assets are marked to market daily and are maintained until the transaction has been settled. The Fund does not intend to engage in when-issued and delayed delivery transactions to an extent that would cause the segregation of more than 20% of the total value of its assets.




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


INVESTMENT LIMITATIONS

      SELLING SHORT AND BUYING ON MARGIN

      The Fund will not sell any securities short or purchase any securities on margin but may obtain such short-term credits as may be necessary for clearance of transactions.

      ISSUING SENIOR SECURITIES AND BORROWING MONEY

      The Fund will not issue senior securities except that the Fund may borrow money in amounts up to one-third of the value of its total assets, including the amounts borrowed.

      The Fund will not borrow money except as a temporary, extraordinary, or emergency measure or to facilitate management of the portfolio by enabling the Fund to meet redemption requests when the liquidation of portfolio securities is deemed to be inconvenient or disadvantageous. The Fund will not purchase any securities while borrowings in excess of 5% of its total assets are outstanding.

      PLEDGING ASSETS

      The Fund will not mortgage, pledge, or hypothecate any assets except to secure permitted borrowings. In those cases, it may pledge assets having a market value not exceeding the lesser of the dollar amounts borrowed or 10% of the value of total assets at the time of the pledge.

      LENDING CASH OR SECURITIES

      The Fund will not lend any of its assets, except that it may purchase or hold U.S. government securities permitted by its investment objective, policies and limitations.

The above investment limitations cannot be changed without shareholder approval. The Fund does not consider the issuance of separate classes of shares to involve the issuance of "senior securities" within the meaning of the investment limitation set forth above. The following limitations, however, may be changed by the Board of Trustees (the "Trustees") without shareholder approval. Shareholders will be notified before any material change in those limitations becomes effective.

      INVESTING IN SECURITIES OF OTHER INVESTMENT COMPANIES

      The Fund can acquire up to 3% of the total outstanding securities of other investment companies. The Fund will limit its investments in the securities of other investment companies to those money market funds having investment objectives and policies similar to its own. The Fund will purchase securities of other investment companies only in open-market transactions involving no more than customary broker's commissions. However, there is no limitation applicable to securities of any investment company acquired in a merger, consolidation, or acquisition of assets. It should be noted that investment companies incur certain expenses such as management fees, and, therefore, any investment by the Fund in such shares would be subject to customary expenses.

      INVESTING IN ILLIQUID SECURITIES

      The Fund will not invest more than 10% of the value of its net assets in illiquid securities.




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Except with respect to borrowing money, if a percentage limitation is adhered to at the time of investment, a later increase or decrease in percentage resulting from any change in value or net assets will not result in a violation of such restriction.

For the purposes of its policies and limitations, the Fund considers certificates of deposit and demand and time deposits issued by a U.S. branch of a domestic bank or savings and loan having capital, surplus, and undivided profits in excess of $100,000,000 at the time of investment to be "cash items."

FOUNTAIN SQUARE FUNDS MANAGEMENT


OFFICERS AND TRUSTEES

Officers and Trustees are listed with their addresses, principal occupations, and present positions. Except as listed below, none of the Trustees or Officers are affiliated with The Fifth Third Bank ("Fifth Third Bank"), Fifth Third Bancorp, or BISYS Fund Services, L.P.



Albert E. Harris
5905 Graves Road
Cincinnati, OH
Birthdate:  July 2, 1932

Chairman of the Board of Trustees

Formerly, Chairman of the Board EDB Holdings, Inc. (retired July, 1993).



Edward Burke Carey
394 East Town Street
Columbus, OH
Birthdate:  July 2, 1945

Member of the Board of Trustees

President of Carey Leggett Realty Advisors.


Lee A. Carter
2120 Star Bank Center
425 Walnut Street
Cincinnati, OH
Birthdate:  December 17, 1938

Member of the Board of Trustees

Formerly, President, Local Marketing Corporation (retired December 31, 1993).



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





Stephen G. Mintos
3435 Stelzer Road
Columbus, Ohio  43219-3035
Birthdate:  February 5, 1954

President

From January 1987 to the present, employee of BISYS Fund Services, Inc.


George R. Landreth
3435 Stelzer Road
Columbus, Ohio  43219-3035
Birthdate:  July 11, 1942

Vice President

From December 1992 to present, employee of BISYS Fund Services, Inc.; from July 1991 to December 1992, employee of PNC Financial Corporation.



Jeffrey C. Cusick
3435 Stelzer Road
Columbus, Ohio  43219-3035
Birthdate:  May 19, 1959

Secretary and Treasurer

From July 1995 to present, employee of BISYS Fund Services, Inc.; from September 1993 to July 1995, Assistant Vice President, Federated Administrative Services; from 1989 to September 1993, Manager, Client Services, Federated Administrative Services.



FUND OWNERSHIP

Officers and Trustees own less than 1% of the Fund's outstanding Shares. As of July 31, 1997, Fifth Third Bank as nominee for numerous trust and agency accounts, was the owner of record of $162,542,539 Trust Shares (100%) of the Fund.

As of July 31, 1997, no shareholders of record owned 5% or more of the outstanding Investment Shares of the Fund.


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


TRUSTEES' COMPENSATION


NAME,                   AGGREGATE
POSITION WITH           COMPENSATION FROM
TRUST                   TRUST *+

Edward Burke Carey      $7,800
Trustee

Lee A. Carter           $6,600
Trustee

Albert E. Harris        $9,800
Trustee

*Information is furnished for the fiscal year ended July 31, 1997. The Trust is the only investment company in the Fund complex.

+The aggregate compensation is provided for the Trust which is comprised of thirteen portfolios.

TRUSTEE LIABILITY

The Trust's Declaration of Trust provides that the Trustees are not liable for errors of judgment or mistakes of fact or law. However, they are not protected against any liability to which they would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of their office.

INVESTMENT ADVISORY SERVICES


ADVISOR TO THE FUND

The Fund's investment advisor is Fifth Third Bank (the "Advisor"). It provides investment advisory services through its Trust and Investment Division. Fifth Third Bank is a wholly-owned subsidiary of Fifth Third Bancorp.

The Advisor shall not be liable to the Trust, the Fund or any shareholder of the Fund for any losses that may be sustained in the purchase, holding, or sale of any security, or for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed upon it by its contract with the Trust.

ADVISORY FEES

For its advisory services, Fifth Third Bank receives an annual investment advisory fee as described in the prospectus.

For the fiscal years ended July 31, 1997, 1996, and 1995, the Advisor earned $985,974, $746,543 and $604,802, respectively, of which $135,083, $139,471 and
$152,445, respectively, were voluntarily waived because of undertakings to limit the Fund's expenses.

BROKERAGE TRANSACTIONS


When selecting brokers and dealers to handle the purchase and sale of portfolio instruments, the Advisor looks for prompt execution of the order at a favorable price. In working with dealers, the Advisor will generally use those who are recognized dealers in specific portfolio instruments, except when a better price and execution of the order can be obtained elsewhere. The Advisor makes decisions on portfolio transactions and selects brokers and dealers subject to review by the Trustees.

The Advisor may select brokers and dealers who offer brokerage and research services. These services may be furnished directly to the Fund or to the Advisor and may include:

o    advice as to the advisability of investing in securities;

o    security analysis and reports;

o    economic studies;

o    industry studies;

o    receipt of quotations for portfolio evaluations; and

o    similar services.

The Advisor and its affiliates exercise reasonable business judgment in selecting brokers who offer brokerage and research services to execute securities transactions. They determine in good faith that commissions charged by such persons are reasonable in relationship to the value of the brokerage and research services provided.

Research services provided by brokers and dealers may be used by the Advisor in advising the Fund and other accounts. To the extent that receipt of these services may supplant services for which the Advisor or its affiliates might otherwise have paid, it would tend to reduce expenses.

For the fiscal years ended July 31, 1997, 1996 and 1995, the Fund did not pay any commissions on brokerage transactions.

ADMINISTRATIVE SERVICES


Until December 1, 1995, Federated Administrative Services ("FAS"), a subsidiary of Federated Investors, provided administrative personnel and services to the Fund for a fee as described in the prospectus. For the four-month


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period ending December 1, 1995, and for the fiscal year ended July 31, 1995, the Fund incurred administrative fees of $63,639 and $166,528, respectively.

Effective December 1, 1995, BISYS Fund Services L.P., 3435 Stelzer Road, Columbus, Ohio 43219, provided administrative services to the Fund for the fees set forth in the prospectus. For the fiscal years ended July 31, 1997 and 1996, BISYS Fund Services, L.P. earned administrative fees of $301,449 and $89,928, respectively, of which $84,441 and $0 were voluntarily waived.

Effective December 1, 1995, pursuant to a separate agreement with BISYS Fund Services L.P., Fifth Third Bank performed sub-administrative services on behalf of the Fund, for which it received compensation from BISYS Fund Services L.P. For the fiscal years ended July 31, 1997 and 1996, Fifth Third Bank received sub-administrative fees of $61,623 and $28,258, respectively.

Under the custodian agreement, Fifth Third Bank holds the Fund's portfolio securities and keeps all necessary records and documents relating to its duties. Fifth Third Bank's fees for custody services are based upon the market value of Fund securities held in custody plus out-of-pocket expenses.

TRANSFER AGENT AND DIVIDEND DISBURSING AGENT

Fifth Third Bank serves as transfer agent and dividend disbursing agent for the Funds. The fee paid to the transfer agent is based upon the size, type and number of accounts and transactions made by shareholders.

Fifth Third Bank also maintains the Trust's accounting records. The fee paid for this service is based upon the level of the Funds' average net assets for the period plus out-of-pocket expenses.

PURCHASING SHARES


Shares are sold at their net asset value without a sales charge on days the New York Stock Exchange and the Federal Reserve Bank of Cleveland are open for business. The procedure for purchasing Shares is explained in the prospectus under "Investing in the Fund."

DISTRIBUTION PLAN (INVESTMENT SHARES)

With respect to the Investment Shares class of the Fund, the Trust has adopted a Plan pursuant to Rule 12b-1 which was promulgated by the Securities and Exchange Commission pursuant to the Investment Company Act of 1940. The Plan provides for payment of fees to the distributor to finance any activity which is principally intended to result in the sale of Investment Shares of the Fund subject to the Plan. Such activities may include the advertising and marketing of Investment Shares; preparing, printing, and distributing prospectuses and sales literature to prospective shareholders, brokers, or administrators; and implementing and operating the Plan. Pursuant to the Plan the distributor may pay fees to brokers for distribution and administrative services and to administrators for administrative services as to Investment Shares. The administrative services are provided by a representative who has knowledge of the shareholder's particular circumstances and goals, and include, but are not limited to: communicating account openings; communicating account closings; entering purchase transactions; entering redemption transactions; providing or arranging to provide accounting support for all transactions, wiring funds and receiving funds for Investment Share purchases and redemptions, confirming and reconciling all transactions, reviewing the activity in Fund accounts, and providing training and supervision of broker personnel; posting and reinvesting dividends to Fund accounts or arranging for this service to be performed by the Fund's transfer agent; and maintaining and distributing current copies of prospectuses and shareholder reports to the beneficial owners of Investment Shares and prospective shareholders.

The Trustees expect that the adoption of the Plan will result in the sale of sufficient number of Investment Shares so as to allow the Fund to achieve economic viability. It is also anticipated that an increase in the size of the Fund will facilitate more efficient portfolio management and assist the Fund in seeking to achieve its investment objective.

For the fiscal years ended July 31, 1997 and 1996, distribution fees applicable to Investment Shares paid to the Fund's distributor amounted to $338,716 and $214,512, all of which were voluntarily waived.

CONVERSION TO FEDERAL FUNDS

It is the Fund's policy to be as fully invested as possible so that maximum interest may be earned. To this end, all payments from shareholders must be in federal funds or be converted into federal funds. Fifth Third Bank acts as the shareholder's agent in depositing checks and converting them to federal funds.

DETERMINING NET ASSET VALUE


The Fund attempts to stabilize the value of a share at $1.00. The days on which net asset value is calculated by the Fund are described in the prospectus.

USE OF THE AMORTIZED COST METHOD

The Trustees have decided that the best method for determining the value of portfolio instruments is amortized cost. Under this method, portfolio instruments are valued at the acquisition cost as adjusted for amortization of premium or accumulation of discount rather than at current market value.

The Fund's use of the amortized cost method of valuing portfolio instruments depends on its compliance with certain conditions in Rule 2a-7 (the "Rule") promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940. Under the Rule, the Trustees must establish procedures reasonably designed to stabilize the net asset value per share, as computed for purposes of distribution and redemption, at $1.00 per share, taking into account current market conditions and the Fund's investment objective.

      MONITORING PROCEDURES

      The Trustees' procedures include monitoring the relationship between the amortized cost value per share and the net asset value per share based upon available indications of market value. The Trustees will decide what, if any, steps should be taken if there is a difference of more than
      0.50 of 1% between the two values. The Trustees will take any steps they consider appropriate (such as redemption in kind or shortening the average portfolio maturity) to minimize any material dilution or other unfair results arising from differences between the two methods of determining net asset value.

      INVESTMENT RESTRICTIONS

      The Rule requires that the Fund limit its investments to instruments that, in the opinion of the Trustees, present minimal credit risks and if rated, have received the requisite rating from one or more nationally recognized statistical rating organizations. If the instruments are not rated, the Trustees must determine that they are of comparable quality. Shares of investment companies purchased by the Fund will meet these same criteria and will have investment policies consistent with the Rule. The Rule also requires the Fund to maintain a dollar-weighted average portfolio maturity (not more than 90 days) appropriate to the objective of maintaining a stable net asset value of $1.00 per share. In addition, no instruments with a remaining maturity of more than 397 days can be purchased by the Fund.




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


      Should the disposition of a portfolio security result in a dollar-weighted average portfolio maturity of more than 90 days, the Fund will invest its available cash to reduce the average maturity to 90 days or less as soon as possible.

      The Fund may attempt to increase yield by trading portfolio securities to take advantage of short-term market variations. This policy may, from time to time, result in high portfolio turnover. Under the amortized cost method of valuation, neither the amount of daily income nor the net asset value is affected by any unrealized appreciation or depreciation of the portfolio.

      In periods of declining interest rates, the indicated daily yield on shares of the Fund computed by dividing the annualized daily income on the Fund's portfolio by the net asset value computed as above may tend to be higher than a similar computation made by using a method of valuation based upon market prices and estimates.

      In periods of rising interest rates, the indicated daily yield on shares of the Fund computed the same way may tend to be lower than a similar computation made by using a method of calculation based upon market prices and estimates.

REDEEMING SHARES


Shares are redeemed at the next computed net asset value after the Fund receives the redemption request. Redemption procedures are explained in the respective prospectuses under "Redeeming Shares." Although the Custodian does not charge for telephone redemptions, it reserves the right to charge a fee for the cost of wire-transferred redemptions of less than $10,000.

REDEMPTION IN KIND

The Trust has elected to be governed by Rule 18f-1 of the Investment Company Act of 1940 under which the Trust is obligated to redeem shares for any one shareholder in cash up to the lesser of $250,000 or 1% of a Fund's net asset value during any 90-day period. Any redemption beyond this amount will also be in cash unless the Trustees determine that payments should be in kind. In such a case, the Trust will pay all or a portion of the remainder of the redemption in portfolio instruments, valued in the same way as the Fund determines net asset value. The portfolio instruments will be selected in a manner that the Trustees deem fair and equitable.

Redemption in kind is not as liquid as a cash redemption. If redemption is made in kind, shareholders receiving their securities and selling them before their maturity could receive less than the redemption value of their securities and could incur certain transaction costs.

TAX STATUS


THE FUND'S TAX STATUS

The Fund will pay no federal income tax because it expects to meet the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to receive the special tax treatment afforded to such companies. To qualify for this treatment, the Fund must, among other requirements:

    o derive at least 90% of its gross income from dividends, interest, and gains from the sale of securities;





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
    o derive less than 30% of its gross income from the sale of securities held less than three months;

    o     invest in securities within certain statutory limits; and

    o distribute to its shareholders at least 90% of its net income earned during the year.

SHAREHOLDERS' TAX STATUS

Shareholders are subject to federal income tax on dividends received as cash or additional shares. No portion of any income dividend paid by the Fund is eligible for the dividends received deduction available to corporations. These dividends and any short-term capital gains are taxable as ordinary income.

      CAPITAL GAINS

      Capital gains experienced by the Fund could result in an increase in dividends. Capital losses could result in a decrease in dividends. If, for some extraordinary reason, the Fund realizes net long-term capital gains, it will distribute them at least once every 12 months.

STATE AND LOCAL TAXES

The Fund intends to limit its investments to U.S. government securities paying interest which, if owned directly by shareholders of the Fund, would generally be exempt from state personal income tax. However, from time to time, the Fund may also invest in other U.S. government securities if the Advisor deems it advantageous to do so. Moreover, under the laws of some states, the net investment income generally distributed by the Fund may be taxable to shareholders. State laws differ on this issue, and shareholders are urged to consult their own tax advisers regarding the status of their accounts under state and local tax laws.

YIELD

The yield for Investment Shares and Trust Shares were 5.05% and 5.03%, respectively, for the seven-day period ended July 31, 1997.

The Fund calculates the yield for both classes of shares daily, based upon the seven days ending on the day of the calculation, called the "base period." This yield is computed by:

    o determining the net change in the value of a hypothetical account with a balance of one Share at the beginning of the base period, with the net change excluding capital changes but including the value of any additional Shares purchased with dividends earned from the original one Share and all dividends declared on the original and any purchased Shares;

    o dividing the net change in the account's value by the value of the account at the beginning of the base period to determine the base period return; and

    o     multiplying the base period return by (365/7).

To the extent that financial institutions and broker/dealers charge fees in connection with services provided in conjunction with an investment in either class of shares, the performance will be reduced for those shareholders paying those fees.




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


EFFECTIVE YIELD


The effective yield for Investment Shares and Trust Shares were 5.05% and 5.05% respectively, for the seven-day period ended July 31, 1997.

The Fund's effective yield for both classes of shares is computed by compounding the unannualized base period return by:

    o    adding 1 to the base period return;

    o    raising the sum to the 365/7th power; and

    o    subtracting 1 from the result.

PERFORMANCE COMPARISONS


The performance of both classes of shares depends upon such variables as:

    o    portfolio quality;

    o    average portfolio maturity;

    o    type of instruments in which the portfolio is invested;

    o    changes in interest rates on money market instruments;

    o    changes in expenses of the Fund or of either class of shares; and

    o    the relative amount of Fund cash flow.

Investors may use financial publications and/or indices to obtain a more complete view of the Fund's performance. When comparing performance, investors should consider all relevant factors such as the composition of any index used, prevailing market conditions, portfolio compositions of other funds, and methods used to value portfolio securities and compute offering price.

    o LIPPER ANALYTICAL SERVICES, INC. ranks funds in various fund categories by making comparative calculations using total return. Total return assumes the reinvestment of all income dividends and capital gains distributions, if any. From time to time, the Fund will quote its Lipper ranking for either class of shares in the "short-term U.S. government funds" category in advertising and sales literature.

    o SALOMON 30 DAY TREASURY BILL INDEX is a weekly quote of the most representative yields for selected securities issued by the U.S. Treasury, maturing in 30 days.

    o DONOGHUE'S MONEY FUND REPORT publishes annualized yields of hundreds of money market funds on a weekly basis and through its Money Market Insight publication reports monthly and 12-month-to-date investment results for the same money funds.

Advertisements and other sales literature for either class of shares may refer to total return. Total return is the historic change in the value of an investment in either class of shares based on the reinvestment of dividends over a specified period of time.




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